Exhibit 99.1

June 20, 2023

For Release:	June 20, 2023 @ 6:45 a.m. ET
Refer to:	Jordan Bishop; jordan.bishop@lilly.com; 317-473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; 317-296-2884 (Investors)
Dan Budwick; dan@1abmedia.com (DICE Media and Investors)

Lilly to Acquire DICE Therapeutics to Advance Innovation in Immunology

INDIANAPOLIS and SOUTH SAN FRANCISCO, Calif., June 20, 2023 – Eli Lilly and Company (NYSE: LLY) and DICE Therapeutics, Inc. (NASDAQ: DICE) today announced a definitive agreement for Lilly to acquire DICE. DICE is a biopharmaceutical company that leverages its proprietary DELSCAPE technology platform to develop novel oral therapeutic candidates, including oral IL-17 inhibitors currently in clinical development, to treat chronic diseases in immunology.

“In combination with its novel technology and expertise in drug discovery, DICE’s talented workforce and passion for innovation will enhance our efforts to make life better for people living with devastating autoimmune diseases,” said Patrik Jonsson, executive vice president, president of Lilly Immunology and Lilly USA, chief customer officer. “We welcome DICE colleagues to Lilly and, together, we can tackle the challenges ahead in finding new treatments for patients with significant unmet medical needs.”

Kevin Judice, Ph.D., CEO of DICE Therapeutics, added: “We’re eager to see our pipeline, including our oral IL-17 inhibitors, DC-806 and DC-853, benefit from Lilly’s resources and global reach and I’m excited by the prospect of watching these two talented teams in a united quest for scientific innovation. Our novel approach to discovering and advancing oral, small molecules against validated protein-protein interaction targets has even greater potential with Lilly’s industry-leading clinical development capabilities to get these medicines to patients suffering from autoimmune diseases.”

Terms of the Agreement

Lilly will commence a tender offer to acquire all outstanding shares of DICE for a purchase price of $48 per share in cash (an aggregate of approximately $2.4 billion) payable at closing. The transaction has been approved by the boards of directors of both companies.

The transaction is not subject to any financing condition and is expected to close in the third quarter of 2023, subject to customary closing conditions, including receipt of required antitrust clearance and the tender of a majority of the outstanding shares of DICE’s common stock. Following the successful closing of the tender offer, Lilly will acquire any shares of DICE that are not tendered in the tender offer through a second-step merger at the same consideration as paid in the tender offer.

The purchase price payable at closing represents a premium of approximately 40% to the 30-day volume-weighted average trading price of DICE’s common stock ended on June 16, 2023, the last trading day before the announcement of the transaction. DICE’s Board of Directors unanimously recommends that DICE’s stockholders tender their shares in the tender offer.

Lilly will determine the accounting treatment of this transaction as a business combination or an asset acquisition, including any related acquired in-process research and development charges, according to Generally Accepted Accounting Principles (GAAP) upon closing. This transaction will thereafter be reflected in Lilly’s financial results and financial guidance.

For Lilly, Kirkland & Ellis LLP is acting as legal counsel. For DICE, Centerview Partners LLC is acting as exclusive financial advisor and Fenwick & West LLP as legal counsel.

About DICE Therapeutics, Inc.

DICE Therapeutics, Inc. is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. DICE is initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. The Company’s DELSCAPE platform is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. DICE’s lead therapeutic candidates are oral antagonists of the pro-inflammatory signaling molecule, IL-17, which is a validated drug target implicated in a variety of immunology indications. DICE is also developing oral therapeutic candidates targeting the integrin α4ß7 for the treatment of inflammatory bowel disease.

About Lilly

Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom or follow us on Facebook, Instagram, Twitter and LinkedIn. C-LLY

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding Lilly’s proposed acquisition of DICE, including regarding prospective benefits of the proposed acquisition and the DELSCAPE platform, regarding the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, regarding the Company’s product candidates and ongoing clinical and preclinical development, and regarding the accounting treatment of the potential acquisition under GAAP and its potential impact on Lilly’s financial results and financial guidance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for DICE, drug research, development and commercialization, Lilly’s evaluation of the accounting treatment of the potential acquisition and its potential impact on its financial results and financial guidance, uncertainties as to how many of DICE’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on DICE’s stock price, relationships with key third parties or governmental entities, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from DICE’s ongoing business operations, changes in DICE’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition will be met, that any event, change or other circumstance that could give rise to the termination of the definitive agreement for the proposed acquisition will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that Lilly’s financial results will be consistent with its expected 2023 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and DICE’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”). Except as required by law, neither Lilly nor DICE undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

Additional Information about the Acquisition and Where to Find It

The tender offer for the outstanding shares of DICE described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of DICE will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and DICE will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF DICE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF DICE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of DICE at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of DICE free of charge. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and DICE file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and DICE with the SEC for free on the SEC’s website at www.sec.gov.

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